Exhibit 4.11

UR MERGER SUB CORPORATION

as the Successor Company,

and

THE SUBSIDIARIES LISTED ON SCHEDULE I

as Subsidiary Guarantors,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of April 30, 2012

$650,000,000

8.25% Senior Notes due 2021

SECOND SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of April 30, 2012 (this “Supplemental Indenture”), among UR Merger Sub Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Successor Company”), the companies listed on Schedule I (the “Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), under the Indenture referred to below.

WITNESSETH:

WHEREAS, RSC Equipment Rental, Inc. (“RSC Equipment”), RSC Holdings III, LLC (“RSC III” and, together with RSC Equipment, the “Predecessor Companies”) and the Trustee have heretofore become parties to an Indenture, dated as of January 19, 2011 (the “Indenture”), providing for the issuance of 8.25% Senior Notes due 2021 of RSC III (the “Notes”);

WHEREAS, pursuant to the First Supplemental Indenture, dated as of April 30, 2012, to the Indenture, the Successor Company as successor by merger to the Predecessor Companies expressly assumed all the obligations of the Predecessor Companies under the Indenture and the Notes;

WHEREAS, Section 1308 of the Indenture provides that the Successor Company is required to cause the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall guarantee the Successor Company’s Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, each Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Subsidiary Guarantor is dependent on the financial performance and condition of the Successor Company, the obligations hereunder of which such Subsidiary Guarantor has guaranteed; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Successor Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. Each Subsidiary Guarantor hereby agrees, jointly and severally with all other Subsidiary Guarantors and fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

3. Termination, Release and Discharge. Each Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and each Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.

4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of each Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE SUCCESSOR COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8. Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

UR MERGER SUB CORPORATION

By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Vice President and Treasurer

INFOMANAGER, INC.

By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Vice President and Treasurer

UNITED RENTALS (DELAWARE), INC.

By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Vice President and Treasurer

UNITED RENTALS FINANCING LIMITED PARTNERSHIP, BY UNITED RENTALS OF NOVA SCOTIA (NO. 1), ULC, GENERAL PARTNER

By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Vice President and Treasurer

UNITED RENTALS HIGHWAY TECHNOLOGlES GULF, LLC, BY UNITED RENTALS (NORTH AMERICA), INC., ITS SOLE INITIAL MEMBER

By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Senior Vice President and Treasurer

[Signature Page to 8.25% Senior Notes Second Supplemental Indenture]

UNITED RENTALS REALTY, LLC, BY UNITED RENTALS (NORTH AMERICA), INC., ITS MANAGING MEMBER

By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Senior Vice President and Treasurer

WYNNE SYSTEMS, INC.

By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Vice President and Treasurer

[Signature Page to 8.25% Senior Notes Second Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President

[Signature Page to 8.25% Senior Notes Second Supplemental Indenture]

SCHEDULE I

SUBSIDIARY GUARANTORS

InfoManager, Inc.

United Rentals (Delaware), Inc.

United Rentals Financing Limited Partnership

United Rentals Highway Technologies Gulf, LLC

United Rentals Realty, LLC

Wynne Systems, Inc.